--------
 FORM 4
--------

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[ ] Check this box if
    no longer subject                        U.S. SECURITIES AND EXCHANGE COMMISSION                        OMB APPROVAL
    to Section 16. Form 4                             WASHINGTON, DC 20549                              OMB Number: 3235-0287
    or Form 5 obligations                                                                               Expires: January 31, 2005
    may continue. See                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    Instruction 1(b)                                                                                    hours per response....0.5

                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                          Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                               of the Investment Company Act of 1940


----------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person*   |2.Issuer Name and Ticker or Trading Symbol  |6.Relationship of Reporting Person       |
|                                          |                                            |  to Issuer (Check all applicable)       |
|    Krucker    Thomas        F            |   American Water Star, Inc. (AMWS)         |                                         |
|------------------------------------------|                                            |  [X] Director     [X] 10% Owner         |
|    (Last)     (First)     (Middle)       |                                            |  [X] Officer      [ ] Other (specify    |
-------------------------------------------|--------------------------------------------|      (give            below)            |
|                                          |3.IRS Identification   |4.Statement for     |       title                             |
|     4560 S. Decatur Blvd., Suite 204     |  Number of reporting  |  Month/Day/Year    |       below)                            |
|------------------------------------------|  person, if an        |                    |                                         |
|               (Street)                   |  entity (voluntary)   |  01/09/03          |  Secretary/Treasurer, CFO and Director  |
|                                          |                       |--------------------|-----------------------------------------|
|     Las Vegas       NV          89128    |                       |5.If Amendment,     |7.Individual or Joint/Group Filing       |
|------------------------------------------|                       |  Date of Original  |  (Check applicable line)                |
|        (City)      (State)      (Zip)    |                       |  (Month/Day/Year)  |                                         |
|                                          |                       |                    |  [X] Form filed by One Reporting Person |
|                                          |                       |                    |  [ ] Form filed by More than One        |
|                                          |                       |                    |      Reporting Person                   |
|---------------------------------------------------------------------------------------------------------------------------------|

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                          TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security       |2.Trans- |2A.Deemed   |3.Trans- |4.Securities Acquired (A)     |5.Amount of     |6.Owner-  |7.Nature  |
|  (Instr. 3)              |  action |   Execution|  action |  or Disposed of (D)          |  Securities    |  ship    |  of In-  |
|                          |  Date   |   Date, if |  Code   |  (Instr. 3, 4 and 5)         |  Beneficially  |  Form:   |  direct  |
|                          |         |   any      |  (Instr.|                              |  Owned follow- |  Direct  |  Benefi- |
|                          | (Month/ |   (Month/  |   8)    |                              |  ing reported  |  (D) or  |  cial    |
|                          |  Day/   |    Day/    |---------|------------------------------|  Transaction(s)|  Indirect|  Owner-  |
|                          |  Year)  |    Year)   |     |   |             |(A)or|          |  (Instr. 3 and |  (I)     |  ship    |
|                          |         |            |Code | V |    Amount   |(D)  |  Price   |   4)           | (Instr.4)| (Instr.4)|
|---------------------------------------------------------------------------------------------------------------------------------|
| Common Stock             |01/09/03 |            | K   |   | 542,391 (1) | A   | $.50/sh  |  7,639,058     |    D     |          |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |         |            |     |   |             |     |          |                |          |          |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |         |            |     |   |             |     |          |                |          |          |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |         |            |     |   |             |     |          |                |          |          |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |         |            |     |   |             |     |          |                |          |          |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |         |            |     |   |             |     |          |                |          |          |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |         |            |     |   |             |     |          |                |          |          |
|---------------------------------------------------------------------------------------------------------------------------------|


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FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of |2.Conver-|3.Trans-|3A.Deemed |4.Trans-|5.Number of |6.Date Exer- |7.Title & Amount|8.Price|9.Number|10.Owner-|11.Na- |
| Derivative| sion or | action | Execution| action | Derivative | cisable and | of Underlying  | of    | of Der-| ship    | ture  |
| Security  | Exercise| Date   | Date,    | Code   | Securities | Expiration  | Securities     | Deriv-| ivative| Form    | of In-|
|(Instr.3)  | Price of|(Month/ | if any   | (Instr.| Acquired   | Date        | (Instr. 3 and  | ative | Secur- | of Deri-| direct|
|           | Deriv-  | Day/   | (Month/  | 8)     | (A) or     | (Month/Day/ | 4)             | Secur-| ities  | vative  | Bene- |
|           | ative   | Year)  |  Day/    |        | disposed   |  Year)      |                | ity   | Benefi-| Secu-   | ficial|
|           | Security|        |  Year)   |        | (D)        |             |                |(Instr.| cially | rity:   | Own-  |
|           |         |        |          |        | (Instr.3,  |-------------|----------------| 5)    | Owned  | Direct  | ership|
|           |         |        |          |        | 4 and 5)   |      |      |        |Amount |       | at End | (D) or  |(Instr.|
|           |         |        |          |        |            |Date  |Expir-|        |or     |       | of     | Indi-   | 4)    |
|           |         |        |          |        |            |Exer- |ation | Title  |Number |       | Month  | rect (I)|       |
|           |         |        |          |--------|------------|cis-  |Date  |        |of     |       |(Inst.4)|(Instr.4)|       |
|           |         |        |          |Code| V |  (A) | (D) |able  |      |        |Shares |       |        |         |       |
|-----------|---------|--------|----------|----|---|------------|------|------|--------|-------|-------|--------|---------|-------|
|           |         |        |          |    |   |      |     |      |      |        |       |       |        |         |       |
|-----------|---------|--------|----------|----|---|------|-----|------|------|--------|-------|-------|--------|---------|-------|
|           |         |        |          |    |   |      |     |      |      |        |       |       |        |         |       |
|-----------|---------|--------|----------|----|---|------|-----|------|------|--------|-------|-------|--------|---------|-------|
|           |         |        |          |    |   |      |     |      |      |        |       |       |        |         |       |
|-----------|---------|--------|----------|----|---|------|-----|------|------|--------|-------|-------|--------|---------|-------|
|           |         |        |          |    |   |      |     |      |      |        |       |       |        |         |       |
|-----------|---------|--------|----------|----|---|------|-----|------|------|--------|-------|-------|--------|---------|-------|
|           |         |        |          |    |   |      |     |      |      |        |       |       |        |         |       |
|-----------|---------|--------|----------|----|---|------|-----|------|------|--------|-------|-------|--------|---------|-------|
|           |         |        |          |    |   |      |     |      |      |        |       |       |        |         |       |
|-----------|---------|--------|----------|----|---|------|-----|------|------|--------|-------|-------|--------|---------|-------|
|           |         |        |          |    |   |      |     |      |      |        |       |       |        |         |       |
|-----------|---------|--------|----------|----|---|------|-----|------|------|--------|-------|-------|--------|---------|-------|
|           |         |        |          |    |   |      |     |      |      |        |       |       |        |         |       |
|-----------|---------|--------|----------|----|---|------|-----|------|------|--------|-------|-------|--------|---------|-------|
|           |         |        |          |    |   |      |     |      |      |        |       |       |        |         |       |
|-----------|---------|--------|----------|----|---|------|-----|------|------|--------|-------|-------|--------|---------|-------|
|           |         |        |          |    |   |      |     |      |      |        |       |       |        |         |       |
|-----------|---------|--------|----------|----|---|------|-----|------|------|--------|-------|-------|--------|---------|-------|
Explanation of Responses:

(1) On December 24, 2002, AMWS acquired All-Star Beverages, Inc.  Pursuant to the Acquisition Agreement, All-Star exchanged 100%
of its outstanding common stock for 8,200,000 shares of AMWS common stock valued at $.50/share based upon an estimated valuation of All-Star's assets.  The completed asset valuation valued All-Star's assets at $6,322,912 as compared to the estimated asset value of $4,100,000.  Based upon the adjusted valuation of All-Star's assets, on January 9, 2003, AMWS issued an additional
542,391 shares to Mr. Krucker in consideration of his All-Star shares surrendered in the exchange. The 1,000,000 shares initially issued to Mr. Krucker in the exchange were previously reported on Form 4 filed with the SEC on 12/30/02.




    /s/ Thomas F. Krucker                                       01/13/03
    **Signature of Reporting Person                               Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentonal misstatements or omissions of facts constitute Federal Criminal violations.
          See 18U.S.V. 1001 and 15 U.S.C. 78ff(a).


    Note: File three copies of this Form, one of which must be manually signed.  If space provided is
          insufficient, see Instruction 6 for procedure.                                                                Page 2

Last update: 09/05/02
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